Filed pursuant to Rule 424(b)(3)
Registration No. 333-259790

Prospectus Supplement No. 4

(To Prospectus dated October 1, 2021)

Offerpad Solutions Inc.

This prospectus supplement updates, amends and supplements the prospectus dated October 1, 2021 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-259790). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with certain information contained in Exhibit 99.1 relating to Item 2.02 of our Current Report on Form 8-K filed with the Securities and Exchange Commission on February 23, 2022, which is set forth below. The information from Exhibit 99.1 deemed to be part of the Prospectus is limited to: the table included directly under the heading “Q4 2021 Financial Highlights”; the table included directly under the heading “Full Year 2021 Financial Highlights”; the unaudited consolidated statements of operations, consolidated balance sheets and consolidated statements of cash flows; and the information included directly under the heading “Non-GAAP Financial Measures”. No other information included in Exhibit 99.1 or in the Current Report on Form 8-K filed with the Securities and Exchange Commission on February 23, 2022 is deemed to be part of the Prospectus.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Our Class A Common Stock and Warrants are listed on the New York Stock Exchange (“NYSE”) under the symbols “OPAD” and “OPAD WS,” respectively. On February 22, 2022, the closing price of our Class A Common Stock was $3.86 and the closing price for our Warrants was $0.47.

Our business and investment in our Class A Common Stock and Warrants involve significant risks. These risks are described in the section titled “Risk Factors” beginning on page 8 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 23, 2022

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 23, 2022

Offerpad Solutions Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39641	85-2800538
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2150 E. Germann Road Suite 1
Chandler, Arizona	85286
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (844) 388-4539

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, $0.0001 par value per share	OPAD	The New York Stock Exchange
Warrants to purchase Class A common stock, at an exercise price of $11.50 per share	OPADWS	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02 Results of Operations and Financial Condition.

On February 23, 2022, Offerpad Solutions Inc. issued a press release announcing its financial results for the quarter and fiscal year ended December 31, 2021 and a Shareholder Letter. A copy of the press release and the Shareholder Letter are furnished as Exhibit 99.1 and Exhibit 99.2, respectively, to this Current Report on Form 8-K.

The information in this Item 2.02, including the information contained in Exhibit 99.1 and Exhibit 99.2 of this Current Report on Form 8-K, is furnished herewith and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities under that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Exhibit Description

99.1	Press Release of Offerpad Solutions Inc. dated February 23, 2022

99.2	Offerpad Solutions Inc. Shareholder Letter dated February 23, 2022

104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Offerpad Solutions Inc.

Date: February 23, 2022	By:	/s/ Michael Burnett
Michael Burnett Chief Financial Officer

Exhibit 99.1

Offerpad Announces Record Fourth Quarter Results;

Reports 95% Increase in Full-Year Revenue to $2.07 Billion,

Positive Net Income and Adjusted EBITDA

Exceeded Fourth Quarter and Full-Year Expectations

Fourth-Quarter 2021 Financial Highlights – compared with the prior-year fourth quarter:

•	Revenue increased 289% to $867.5 million
•	Gross profit increased 178% to $70.3 million
•	Earnings per share increased to $0.05 on Net Income of $12.8 million; includes a $0.06 per share benefit from the mark to market of warrants
•	Adjusted EBITDA increased 420% to $7.7 million

CHANDLER, Ariz. – Feb. 23, 2022 – Offerpad Solutions Inc. (“Offerpad,” the “Company,” “we” or “our”) (NYSE: OPAD), a leading tech-enabled platform for buying and selling residential real estate, today released financial results for the three months ended and year ended December 31, 2021.

“We finished the quarter with record results capping off a remarkable year,” said Brian Bair, Chairman and CEO of Offerpad. “We exceeded our growth targets and financial expectations as demand for our services continues to grow. Our team successfully delivered a personal and customized experience to thousands of customers in 2021, earning us a 93%1 customer satisfaction rating. Customers recognize the benefits Offerpad brings to their real estate experience, and our exceptional results highlight the value of our customer-centric approach.”

Operational Highlights for 2021 include:

•	Doubling the team to over 1,000 employees, highlighting Offerpad as a desirable workplace where innovation and creativity are redefining residential real estate;
•	Setting a new record by completing over 8,000 home renovations, increasing the supply of upgraded and move-in ready homes;
•	Increasing acquisitions by 156%; and
•	Maintaining an average time from acquisition to sale below its 100-day target.

[1]	Based on over 3,600 customer surveys conducted in 2021.

Q4 2021 Financial Highlights

	Q4 2021		Q4 2020		Percentage Change
Homes acquired	3,049		1,032		195%
Homes sold	2,423		849		185%
Revenue	$867.5M		$223.2M		289%
Gross profit	$70.3M		$25.3M		178%
Net income/(loss) (reported)[1]	$12.8M		($1.3M	)	N.A.
Adjusted Net loss	($2.8M	)	($1.3M	)	(115%)
Adjusted EBITDA	$7.7M		$1.5M		420%
Contribution profit after interest per home sold	$18,400		$20,700		(11%)

[1]	Includes $15.6 million non-cash credit in Q4 2021 to mark to market the Warrant Liability.

Full Year 2021 Financial Highlights

	2021	2020		Percentage Change
Homes acquired	9,023	3,519		156%
Homes sold	6,373	4,281		49%
Revenue	$2.07B	$1.06B		95%
Gross profit	$207.8M	$87.8M		137%
Net income/(loss) (reported)[1]	$6.5M	($23.1M	)	N.A.
Adjusted Net income/(loss)	$4.0M	($23.1M	)	N.A.
Adjusted EBITDA	$29.9M	($8.2M	)	N.A.
Contribution profit after interest per home sold	$22,900	$9,000		154%

[1]	Includes $2.5 million non-cash credit in 2021 to mark to market the Warrant Liability.

“Our rigorous, analytically driven underwriting practices and deep industry expertise again demonstrated our ability to provide attractive offers to homeowners in a fiscally responsible manner,” said Mike Burnett, CFO of Offerpad. “While nearly doubling our revenue in 2021 to over $2 billion and generating positive net income, we demonstrated our ability to effectively adapt and execute this business model even in a rapidly changing and unpredictable business climate.”

Brian Bair noted that “Offerpad’s agility enables a dynamic model that adjusts to changes inherent in the real estate industry. Our leadership team understands the market and has decades of experience, creating confidence in the sustainability of our long-term growth and a path to consistent profitability.”

Additional information regarding Offerpad’s fourth quarter and full-year 2021 financial results and management commentary can be found by accessing the Company’s Quarterly Letter to Shareholders on the Offerpad investor relations at https://investor.offerpad.com.

First Quarter 2022 Outlook

“We’re excited to build on our positive momentum in 2022 with the continuing strength of the residential real estate market, increasing consumer adoption, and our industry leading operational execution,” said Bair. Offerpad is providing its first quarter outlook for 2022 as follows:

Q1 2022 Outlook
Homes Sold	3,000 – 3,150
Revenue	$1.1B – $1.15B
Adjusted EBITDA[1]	$20M – $26M

[1]	See Non-GAAP financial measures below for an explanation of why a reconciliation of this guidance cannot be provided.

Conference Call and Webcast Details

Offerpad Chairman and CEO Brian Bair and CFO Mike Burnett will host a conference call and accompanying webcast on Feb. 23, 2022, at 5 p.m. EST. The webcast can be accessed on Offerpad’s Investor Relations website at https://investor.offerpad.com/events-and-presentations. Participants can register at https://www.incommglobalevents.com/registration/q4inc/9581/offerpad-fourthquarter-2021-earnings-conferencecall/ to receive a personalized dial in number and PIN. Access to a replay of the webcast will be available from the same website address shortly after the live webcast concludes.

About Offerpad

Offerpad’s mission is to provide your best way to buy and sell a home. Period. We use technology-enabled solutions to remake the home selling and buying experience by offering customers the convenience, control and certainty to solve their housing needs. We combine our fundamental real estate expertise with our data-driven digital “Solutions Center” platform to give users a holistic, customer-centric experience, enabling them to efficiently sell and buy their homes online with streamlined access to other services including mortgage, listing, and buyer representation services. Visit Offerpad.com for more information.

#OPAD_IR

Contacts

Investors

Stefanie Layton

Investors@offerpad.com

602-706-4905

Media

Laura Collins

480-220-0021

David Stephan

951-970-6336

Press@Offerpad.com

Forward-Looking Statements

Certain statements in this press release may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally relate to future events or Offerpad’s future financial or operating performance. For example, statements regarding Offerpad’s financial outlook for first quarter 2022, expectations regarding profitability and anticipated growth in the industry in which Offerpad operates are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “pro forma,” “may,” “should,” “could,” “might,” “plan,” “possible,” “project,” “strive,” “budget,” “forecast,” “expect,” “intend,” “will,” “estimate,” “anticipate,” “believe,” “predict,” “potential” or “continue,” or the negatives of these terms or variations of them or similar terminology. Such forward-looking statements are subject to risks, uncertainties, and other important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Factors that may impact such forward-looking statements include, but are not limited to, Offerpad’s ability to respond to general economic conditions; the health of the U.S. residential real estate industry; Offerpad’s ability to grow market share in its existing markets or any new markets it may enter; the impact of the COVID-19 pandemic; Offerpad’s ability to manage its growth effectively; Offerpad’s ability to accurately value and manage inventory, and to maintain an adequate and desirable supply of inventory; Offerpad’s ability to successfully launch new product and service offerings, and to manage, develop and refine its technology platform; Offerpad’s ability to maintain and enhance its products and brand, and to attract customers; Offerpad’s ability to achieve and maintain profitability in the future; and the success of strategic relationships with third parties. These and other important factors discussed under the caption “Risk Factors” in Offerpad’s Quarterly Report on Form 10-Q for the three months ended September 30, 2021 filed with the Securities and Exchange Commission on November 10, 2021, and Offerpad’s other reports filed with the Securities and Exchange Commission could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. These forward-looking statements are based upon estimates and assumptions that, while considered reasonable by Offerpad and its management, are inherently uncertain. Nothing in this press release should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or that any of the contemplated results of such forward-looking statements will be achieved. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. Offerpad undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

OFFERPAD SOLUTIONS INC.

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
(in thousands, except per share data)	2021	2020	2021	2020
Revenue	$867,540	$223,230	$2,070,446	$1,064,257
Cost of revenue	797,248	197,975	1,862,631	976,478

Gross profit	70,292	25,255	207,815	87,779

Operating expenses:
Sales, marketing and operating	51,474	17,738	146,872	76,786
General and administrative	12,286	5,277	30,317	17,481
Technology and development	3,197	1,816	10,860	7,270

Total operating expenses	66,957	24,831	188,049	101,537

Income (loss) from operations	3,335	424	19,766	(13,758)
Other income (expense):
Change in fair value of warrant liabilities	15,649	—	2,464	—
Interest expense	(6,178)	(1,627)	(15,848)	(10,031)
Other income, net	—	47	248	834

Total other income (expense)	9,471	(1,580)	(13,136)	(9,197)

Income (loss) before income taxes	12,806	(1,156)	6,630	(22,955)
Income tax expense	—	(163)	(170)	(163)

Net income (loss)	$12,806	$(1,319)	$6,460	$(23,118)

Net income (loss) per share, basic	$0.05	$(0.02)	$0.05	$(0.40)

Net income (loss) per share, diluted	$0.05	$(0.02)	$0.05	$(0.40)

Weighted average common shares outstanding, basic	238,395	57,865	118,571	57,865

Weighted average common shares outstanding, diluted	261,897	57,865	143,220	57,865

OFFERPAD SOLUTIONS INC.

Consolidated Balance Sheets

(Unaudited)

	As of December 31,
(in thousands, except par value per share)	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$169,817	$43,938
Restricted cash	24,616	6,804
Accounts receivable	6,165	2,309
Inventory	1,132,571	171,359
Prepaid expenses and other current assets	9,808	2,880

Total current assets	1,342,977	227,290
Property and equipment, net	5,146	8,231
Other non-current assets	4,959	352

TOTAL ASSETS	$1,353,082	$235,873

LIABILITIES, TEMPORARY EQUITY, AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$6,399	$2,149
Accrued and other current liabilities	35,027	11,181
Secured credit facilities and notes payable, net	861,762	50,143
Secured credit facilities and notes payable - related party	164,434	126,825

Total current liabilities	1,067,622	190,298
Secured credit facilities and notes payable, net of current portion	—	4,710
Warrant liabilities	24,061	—
Other long-term liabilities	3,830	—

Total liabilities	1,095,513	195,008

Commitments and contingencies
Temporary equity:
Series A convertible preferred stock, zero and 21,011 shares authorized, respectively; zero and 20,907 shares issued and outstanding, respectively; liquidation preference of $0 and $15,099, respectively	—	14,921
Series A-1 convertible preferred stock, zero and 10,905 shares authorized, issued and outstanding, respectively; liquidation preference of $0 and $7,500, respectively	—	7,470
Series A-2 convertible preferred stock, zero and 8,322 shares authorized, issued and outstanding, respectively; liquidation preference of $0 and $7,500, respectively	—	7,463
Series B convertible preferred stock, zero and 58,390 shares authorized, issued and outstanding, respectively; liquidation preference of $0 and $50,000, respectively	—	49,845
Series C convertible preferred stock, zero and 56,716 shares authorized, respectively; zero and 39,985 shares issued and outstanding, respectively; liquidation preference of $0 and $105,750, respectively	—	104,424

Total temporary equity	—	184,123

Stockholders’ equity (deficit):
Class A common stock, $0.0001 and $0.00001 par value, respectively; 2,000,000 and 256,694 shares authorized, respectively; 224,154 and 57,865 shares issued and outstanding, respectively	22	—
Class B common stock, $0.0001 and zero par value, respectively; 20,000 and zero shares authorized, respectively; 14,816 and zero shares issued and outstanding, respectively	2	—
Additional paid in capital	389,601	5,908
Accumulated deficit	(132,056)	(138,516)
Treasury stock	—	(10,650)

Total stockholders’ equity (deficit)	257,569	(143,258)

TOTAL LIABILITIES, TEMPORARY EQUITY, AND STOCKHOLDERS’ EQUITY (DEFICIT)	$1,353,082	$235,873

OFFERPAD SOLUTIONS INC.

Consolidated Statements of Cash Flows

(Unaudited)

	Year Ended December 31,
($ in thousands)	2021	2020
Cash flows from operating activities:
Net income (loss)	$6,460	$(23,118)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation	523	434
Gain on sale of property and equipment	(246)	—
Amortization of debt financing costs	916	262
Impairment of inventory	2,843	3,170
Stock-based compensation	3,079	1,363
Change in fair value of warrant liabilities	(2,464)	—
Changes in operating assets and liabilities:
Accounts receivable	(3,845)	937
Inventory	(949,591)	169,079
Prepaid expenses and other assets	(5,288)	115
Accounts payable	4,130	841
Accrued and other liabilities	21,563	1,781

Net cash (used in) provided by operating activities	(921,920)	154,864

Cash flows from investing activities:
Purchases of property and equipment	(13,687)	(2,858)
Proceeds from sales of property and equipment	2,032	—

Net cash used in investing activities	(11,655)	(2,858)

Cash flows from financing activities:
Proceeds from Business Combination	284,011	—
Issuance cost of common stock	(51,249)	—
Borrowings from credit facilities and notes payable	2,764,071	799,997
Repayments of credit facilities and notes payable	(1,912,837)	(960,510)
Payment of debt financing costs	(7,632)	(457)
Proceeds from exercise of stock options	902	—
Proceeds from issuance of Class C preferred stock, net	—	29,823
Repurchase of common stock	—	—

Net cash provided by (used in) financing activities	1,077,266	(131,147)

Net change in cash, cash equivalents and restricted cash	143,691	20,859
Cash, cash equivalents and restricted cash, beginning of period	50,742	29,883

Cash, cash equivalents and restricted cash, end of period	$194,433	$50,742

Reconciliation of cash, cash equivalents and restricted cash to the consolidated balance sheet:
Cash and cash equivalents	$169,817	$43,938
Restricted cash	24,616	6,804

Total cash, cash equivalents and restricted cash	$194,433	$50,742

Supplemental disclosure of cash flow information:
Cash payments for interest	$21,875	$14,048
Supplemental disclosure of non-cash investing and financing activities:
Transfer of property and equipment, net to inventory	$14,464	$—
Acquisition of warrant liabilities	$26,525	$—
Conversion of preferred stock to common stock	$184,123	$—
Conversion of treasury stock	$10,650	$—

Non-GAAP Financial Measures

In addition to Offerpad’s results of operations above, Offerpad reports certain financial measures that are not required by, or presented in accordance with, U.S. generally accepted accounting principles (“GAAP”). These measures have limitations as analytical tools when assessing Offerpad’s operating performance and should not be considered in isolation or as a substitute for GAAP measures, including gross profit and net income.

Offerpad may calculate or present their non-GAAP financial measures differently than other companies who report measures with similar titles and, as a result, the non-GAAP financial measures Offerpad reports may not be comparable with those of companies in Offerpad’s industry or in other industries. Offerpad has not provided a quantitative reconciliation of forecasted Adjusted EBITDA to forecasted net income (loss) within this press release because Offerpad is unable to calculate certain reconciling items without making unreasonable efforts. These items, which include, but are not limited to, stock-based compensation with respect to future grants and forfeitures, could materially affect the computation of forward-looking net income (loss), are inherently uncertain and depend on various factors, some of which are outside of Offerpad’s control.

Adjusted Gross Profit, Contribution Profit, and Contribution Profit After Interest (and related margins)

To provide investors with additional information regarding Offerpad’s margins, Offerpad has included Adjusted Gross Profit, Contribution Profit, and Contribution Profit After Interest (and related margins), which are non-GAAP financial measures. Offerpad believes that Adjusted Gross Profit, Contribution Profit, and Contribution Profit After Interest are useful financial measures for investors as they are used by management in evaluating unit level economics and operating performance across Offerpad’s markets. Each of these measures is intended to present the economics related to homes sold during a given period. Offerpad does so by including revenue generated from homes sold (and ancillary services) in the period and only the expenses that are directly attributable to such home sales, even if such expenses were recognized in prior periods, and excluding expenses related to homes that remain in inventory as of the end of the period presented. Contribution Profit provides investors a measure to assess Offerpad’s ability to generate returns on homes sold during a reporting period after considering home acquisition costs, renovation and repair costs, and adjusting for holding costs and selling costs. Contribution Profit After Interest further impacts gross profit by including interest costs (including senior and mezzanine secured credit facilities) attributable to homes sold during a reporting period. Offerpad believes these measures facilitate meaningful period over period comparisons and illustrate Offerpad’s ability to generate returns on assets sold after considering the costs directly related to the assets sold in a presented period.

Adjusted Gross Profit, Contribution Profit and Contribution Profit After Interest (and related margins) are supplemental measures of Offerpad’s operating performance and have limitations as analytical tools. For example, these measures include costs that were recorded in prior periods under GAAP and exclude, in connection with homes held in inventory at the end of the period, costs required to be recorded under GAAP in the same period.

Accordingly, these measures should not be considered in isolation or as a substitute for analysis of Offerpad’s results as reported under GAAP. Offerpad includes a reconciliation of these measures to the most directly comparable GAAP financial measure, which is gross profit.

Adjusted Gross Profit / Margin

Offerpad calculates Adjusted Gross Profit as gross profit under GAAP adjusted for (1) net inventory impairment plus (2) interest expense associated with homes sold in the presented period and recorded in cost of revenue. Net inventory impairment is calculated by adding back the inventory impairment charges recorded during the period on homes that remain in inventory at period end and subtracting the inventory impairment charges recorded in prior periods on homes sold in the current period. Offerpad defines Adjusted Gross Margin as Adjusted Gross Profit as a percentage of revenue.

Offerpad views this metric as an important measure of business performance, as it captures gross margin performance isolated to homes sold in a given period and provides comparability across reporting periods. Adjusted Gross Profit helps management assess performance across the key phases of processing a home (acquisitions, renovations, and resale) for a specific resale cohort.

Contribution Profit / Margin

Offerpad calculates Contribution Profit as Adjusted Gross Profit, minus (1) direct selling costs incurred on homes sold during the presented period, minus (2) holding costs incurred in the current period on homes sold during the period recorded in sales, marketing, and operating, minus (3) holding costs incurred in prior periods on homes sold in the current period recorded in sales, marketing, and operating, plus (4) other income which historically is primarily comprised of net income to us from the investment related to Offerpad Home Loans “OPHL” operations. The composition of Offerpad’s holding costs is described in the footnotes to the reconciliation table below. Offerpad defines Contribution Margin as Contribution Profit as a percentage of revenue.

Offerpad views this metric as an important measure of business performance as it captures the unit level performance isolated to homes sold in a given period and provides comparability across reporting periods. Contribution Profit helps management assess inflows and outflow directly associated with a specific resale cohort.

Contribution Profit / Margin After Interest

Offerpad defines Contribution Profit After Interest as Contribution Profit, minus (1) interest expense associated with homes sold in the presented period and recorded in cost of revenue, minus (2) interest expense associated with homes sold in the presented period, recorded in costs of sales, and previously excluded from Adjusted Gross Profit, and minus (3) interest expense under Offerpad’s senior and mezzanine secured credit facilities incurred on homes sold during the period. This includes interest expense recorded in prior periods in which the sale occurred. Offerpad’s senior and mezzanine secured credit facilities are secured by their homes in inventory and drawdowns are made on a per-home basis at the time of purchase and are required to be repaid at the time the homes are sold. Offerpad defines Contribution Margin After Interest as Contribution Profit After Interest as a percentage of revenue.

Offerpad views this metric as an important measure of business performance. Contribution Profit After Interest helps management assess Contribution Margin performance, per above, when fully burdened with costs of financing.

The following table presents a reconciliation of Offerpad’s Adjusted Gross Profit, Contribution Profit and Contribution Profit After Interest to Offerpad’s gross profit, which is the most directly comparable GAAP measure, for the periods indicated:

	Three Months Ended		Year Ended
	December 31,		December 31,
(in thousands, except percentages and homes sold, unaudited)	2021	2020	2021	2020
Gross profit (GAAP)	$70,292	$25,254	$207,815	$87,779
Gross margin	8.1%	11.3%	10.0%	8.2%
Homes sold	2,423	849	6,373	4,281
Gross profit per home sold	$29.0	$29.7	$32.6	$20.5
Adjustments:
Inventory impairment - current period (1)	985	144	1,205	160
Inventory impairment - prior period (2)	(511)	(46)	(160)	(842)
Interest expense capitalized (3)	3,511	396	6,294	2,962

Adjusted gross profit	$74,277	$25,748	$215,154	$90,059
Adjusted gross margin	8.6%	11.5%	10.4%	8.5%
Adjustments:
Direct selling costs (4)	(19,894)	(5,981)	(48,066)	(30,878)
Holding costs on sales - current period (5)(6)	(1,339)	(434)	(4,262)	(4,419)
Holding costs on sales - prior period (5)(7)	(558)	(158)	(214)	(1,393)
Other income (8)	0	47	248	834

Contribution profit	$52,486	$19,221	$162,860	$54,203
Contribution margin	6.0%	8.6%	7.9%	5.1%
Homes sold	2,423	849	6,373	4,281
Contribution profit per home sold	$21.7	$22.6	$25.6	$12.7
Adjustments:
Interest expense capitalized (3)	(3,511)	(396)	(6,294)	(2,962)
Interest expense on homes sold - current period (9)	(2,575)	(916)	(10,228)	(8,500)
Interest expense on homes sold - prior period (10)	(1,749)	(336)	(468)	(4,169)

Contribution profit after interest	$44,651	$17,574	$145,870	$38,572
Contribution margin after interest	5.1%	7.9%	7.0%	3.6%
Homes sold	2,423	849	6,373	4,281
Contribution profit after interest per home sold	$18.4	$20.7	$22.9	$9.0

(1)	Inventory impairment – current period is the inventory valuation adjustments recorded during the period presented associated with homes that remain in inventory at period end.
(2)	Inventory impairment – prior period is the inventory valuation adjustments recorded in prior periods associated with homes that sold in the period presented.
(3)

Interest expense capitalized represents all interest related costs, including senior and mezzanine secured credit facilities, incurred on homes sold in the period presented that were capitalized and expensed in cost of sales at the time of sale.

(4)	Direct selling costs represents selling costs incurred related to homes sold in the period presented. This primarily includes broker commissions and title and escrow closing fees.

(5)	Holding costs primarily include property taxes, insurance, utilities, homeowners association dues, cleaning and maintenance costs.
(6)	Represents holding costs incurred on homes sold in the period presented and expensed to Sales, marketing, and operating on the Consolidated Statements of Operations.
(7)	Represents holding costs incurred in prior periods on homes sold in the period presented and expensed to Sales, marketing, and operating on the Consolidated Statements of Operations.
(8)	Other income in 2021 was earned from the sale of certain fixed assets. In 2020, other income primarily consists of net income to Offerpad from Offerpad’s historical investment in OPHL.
(9)	Represents both senior and mezzanine interest expense incurred on homes sold in the period presented and expensed to Interest expense on the Consolidated Statements of Operations.
(10)

Represents both senior and mezzanine secured credit facilities interest expense incurred in prior periods on homes sold in the period presented and expensed to Interest expense on the Consolidated Statements of Operations.

Adjusted Net Income (Loss) and Adjusted EBITDA

Offerpad also presents Adjusted Net Income (Loss) and Adjusted EBITDA, which are non-GAAP financial measures, which the management team uses to assess Offerpad’s underlying financial performance. Offerpad believes these measures provide insight into period over period performance, adjusted for non-recurring or non-cash items.

Offerpad calculates Adjusted Net Income (Loss) as GAAP net income (loss) adjusted for the change in fair value of warrant liabilities. Offerpad defines Adjusted Net Income (Loss) Margin as Adjusted Net Income (Loss) as a percentage of revenue.

Offerpad calculates Adjusted EBITDA as Adjusted Net Income (Loss) adjusted for interest expense, amortization of capitalized interest, taxes, depreciation and amortization and stock-based compensation expense. Offerpad defines Adjusted EBITDA Margin as Adjusted EBITDA as a percentage of revenue.

Adjusted Net Income (Loss) and Adjusted EBITDA are supplemental to Offerpad’s operating performance measures calculated in accordance with GAAP and have important limitations. For example, Adjusted Net Income (Loss) and Adjusted EBITDA exclude the impact of certain costs required to be recorded under GAAP and could differ substantially from similarly titled measures presented by other companies in Offerpad’s industry or companies in other industries. Accordingly, these measures should not be considered in isolation or as a substitute for analysis of Offerpad’s results as reported under GAAP.

The following table presents a reconciliation of Offerpad’s Adjusted Net Income (Loss) and Adjusted EBITDA to their GAAP net income (loss), which is the most directly comparable GAAP measure, for the periods indicated:

	Three Months Ended		Year Ended
	December 31,		December 31,
(in thousands, except percentages, unaudited)	2021	2020	2021	2020
Net income (loss) (GAAP)	$12,806	$(1,319)	$6,460	$(23,118)
Change in fair value of warrant liability	(15,649)	—	(2,464)	—

Adjusted net (loss) income	$(2,843)	$(1,319)	$3,996	$(23,118)
Adjusted net income margin	(0.3%)	(0.6%)	0.2%	(2.2%)
Adjustments:
Interest expense	6,178	1,627	15,848	10,031
Amortization of capitalized interest (1)	3,511	396	6,294	2,962
Income tax expense	—	163	170	163
Depreciation and amortization	90	126	523	434
Amortization of share based compensation	763	488	3,079	1,363

Adjusted EBITDA	7,699	1,482	29,910	(8,165)
Adjusted EBITDA margin	0.9%	0.7%	1.4%	(0.8%)

(1)

Amortization of capitalized interest represents all interest related costs, including senior and mezzanine secured credit facilities, incurred on homes sold in the period presented that were capitalized and expensed in cost of sales at the time of sale.

Exhibit 99.2

LETTER TO SHAREHOLDERS Q4 | 2021

2021 HIGHLIGHTS RECORD REVENUE $2.07B RECORD GROSS PROFIT $207.8M RECORD HOMES SOLD 6,373 RECORD HOMES ACQUIRED 9,023 Achieved high customer satisfaction rating of 93%* Completed 137% more renovations year over year Exceeded 2021 financial guidance and consensus expectations * Based on surveys from over 3,600 customers in 2021. 2|4Q 2021

04 Welcome to Offerpad 05 Letter to Shareholders 06 Investment Highlights 07 Customer Feedback 08 Business Highlights 10 Financial Results Summary 12 First-Quarter 2022 Outlook 13 Appendix 3|4Q 2021

WELCOME TO OFFERPAD HOW ARE WE DIFFERENT? Providing a Real Estate Adding Value 1 5 Solutions Center Through Renovations We are offering services to meet Our renovations team can navigate both homeowners’ needs beyond less traditional and larger renovation just buying and selling. projects, expanding our customer base and adding value to each home. Offering Customizable 2 Options 6 Applying Flexibility With multiple service offerings We use real time market data and to choose from, homeowners can sentiment to anticipate and integrate create customizable solutions to changes in market conditions into our best meet their needs. model. Our agility and flexibility mitigate external risk factors. 3 Building Sustainable Growth Our focus is on growing rapidly in a responsible and disciplined manner that balances our goal of increased market share with achieving long- term sustainable profitability. Utilizing Industry 4 Expertise Our in-house real estate experts provide deep, local real estate expertise to ensure we are accounting for the unique market conditions in each location to optimize performance. 4 | 4Q 2021

DEAR SHAREHOLDERS, 2021 was a milestone year for Offerpad. We exceeded expectations and ended the year with positive earnings. Our strategy of balancing disciplined growth with achieving long-term profitability delivered record results. Our customer engagement was another driver supporting exceptional outcomes in 2021. We continue to see an increase in customer awareness and adoption as more people experience the convenience, simplicity and control our services provide. To enhance our offerings and expand our scope, we added seven new geographic markets and broadened our ancillary service offerings to include Bundle Rewards and Offerpad Home Loans. In 2022, we will continue executing our customer-centric strategy by enhancing the experience for home buyers. This includes making it easier for home buyers to reach us directly, increasing their ability to benefit from a full-service solutions center. We are also planning to pilot a new Buyer Boost tool empowering buyers to make an offer on a home that is comparable to a cash offer. With consumers’ growingdesire to make things easier through on-demand services such as ride sharing, streaming, and food delivery, it’stime we use technology and innovation to eliminate the stress and hassle of buying and selling a home. Because we offer Flex listing services in addition to our Express Cash offer, customers can choose the service that provides the most convenience and simplicity to meet their individual needs. I’m incredibly excited about our future as a leading iBuyerand real estate solutions center. Our experience navigating dynamic market changes combined with our advanced technology gives me confidence we will redefine the residential real estate experience, creating value for our customers and shareholders. Brian Bair | Chairman and CEO 5|4Q 2021

INVESTMENT HIGHLIGHTS Large Addressable Market Offerpad operates in the residential real estate industry with Total Addressable Market of approximately $2T. Focused Business Model Offerpad is focused on responsible, long-term growth powe our real estate expertise and advanced, proprietary algorith that help to optimize each transaction. Competitive Differentiation Offerpad’s Solutions Center provides a diversified suite of re estate services, customizable to meet each customer’s need Attractive Growth Profile Offerpad’s growth is fueled by geographic expansion, existin market penetration and the rollout of additional ancillary se that create value for our customers. 6|4Q 2021

9 RECOMMEND OUT OF 10 WOULD TO A FRIEND* +74 NET PROMOTER “Seamless” SCORE* Julia in Jacksonville 93% “Easy and Convenient” CUSTOMER SATISFACTION* Baylee in Atlanta “Beyondour expectations” Carol in Tampa * Based on surveys from over 3,600 customers in 2021. 7|4Q 2021

BUSINESS HIGHLIGHTS

Market Expansion and Penetration

Offerpad's record revenue of $2.07B in 2021 was fueled by solid execution of our business plan and strategy, as well as the comprehensive rollout of services in seven new U.S. markets. We plan to add eight new markets this year for a total of 29 markets by year-end 2022. In addition to market expansion, we continue to increase our market penetration in existing locations. In 2021, we estimate that we captured roughly 0.9% market share across our then active 21 markets.

We use market-specific criteria to select locations that will support Offerpad's long-term growth objectives, including:

- Geographical diversity
- Historical transactions (quantity and composition)
- Housing affordability
- Housing supply and demand
- Population and employment growth


Offerpad
COMING SOON
SACRAMENTO
NOW OPEN
SAN BERNARDINO
RIVERSIDE
LAS VEGAS
PHOENIX
TUCSON
DENVER
KANSAS CITY
ST. LOUIS
INDIANAPOLIS
COLUMBUS
NASHVILLE
RALEIGH
CHARLOTTE
COLUMBIA
ATLANTA
BIRMINGHAM
JACKSONVILLE
ORLANDO
TAMPA
DALLAS-FORT WORTH
AUSTIN
HOUSTON
SAN ANTONIO
WE'RE EXPANDING
HI, CALIFORNIA!

Number of Offerpad Markets

2018	2019	2020	2021	2022E
10	12	14	21	29

8 | 4Q 2021

BUSINESS HIGHLIGHTS

Renovations Increase Growth Opportunity

Our differentiated approach to renovations utilizes in-house talent, increasing our efficiency and helping to ensure consistent quality. The sophisticated, technology-driven logistics operation managed by our Renovations team enables us to take on both less traditional and larger renovations projects, which in turn expands our potential customer base. In addition, our flexible and adaptable culture enables our team to mitigate industry or other supply chain related challenges.

EXPERIENCE

APPROX. 20,000

Renovations through December 31, 2021

EFFICIENCY

1.5 AVG. DAYS

Per thousand dollars spent on renovations in 4Q 2021

PROPRIETARY FIELD AUTOMATION



Helix GO Field Automation

Increased Ancillary Services

Not only are we expanding into new markets, we are also focused on increasing the diversity of our service offerings. By continuing to build out the suite of services in our Real Estate Solutions Center, we can increase the number of transactions per customer, increase our opportunity to build brand loyalty through customer engagement and increase our margins.

Partnerships

Offerpad values our relationships with our more than 50 homebuilder partners across the country to help streamline the new-home buying process. Customers purchasing a new home and selling their existing home to Offerpad enjoy multiple benefits including buying their new home before selling, more flexible closing dates and expedited underwriting.

RETURNS PER HOME SOLD


Gross Profit per Home Sold
Contribution Profit After Interest Per Home Sold
$45K
$40K
$35K
$30K
$25K
$20K
$15K
$10K
$5K
$0K
Q1'21
Q2'21
Q3'21
Q4'21

KEY TAKEWAYS

Renovations
expand our buy box and value creation opportunities

Ancillary Services
increase customer transactions and diversify our offerings

9 | 4Q 2021

Q4 2021 FINANCIAL RESULTS SUMMARY Compared with Q4 2020 Revenue increased 289%to $867.5M Acquired 3,049 homes, an increase of 195% Sold a record 2,423 homes, an increase of 185% Gross profit increased 178% to $70.3M Net incomewas $12.8M compared to a net loss of ($1.3M) Net income includes a $15.6M non-cash credit to mark to market the Warrant Liability Adjusted EBITDA increased 420% to $7.7M Contribution profit after interest per home sold was $18,400, a decrease of 11%

Offerpad

TOTAL REVENUE ($B)



+60%
CAGR
$0.3
$0.9
$1.1
$1.1
$2.1
2017
2018
2019
2020
2021

Offerpad

NET INCOME (LOSS) & ADJ. EBITDA ($M)



$1.5
$3.0
$13.1
$6.1
$12.8
$7.7
$9.2
$(1.3)
$(0.2)
$(2.1)
$(2.8)
$(15.3)
Q4'20
Q1'21
Q2'21
Q3'21
Q4'21
Net Income (Loss)
Adj. Net Income (Loss)
Adj. EBITDA

See page 20 for a reconciliation to the most directly comparable GAAP measure and additional information.

11 | 4Q 2021

FIRST QUARTER 2022 OUTLOOK HOMES SOLD 3,150 –3,250 REVENUE $1.15B –$1.20B ADJUSTED EBITDA1 $22M –$28M 1 See Non-GAAP financial measures on page 17 for an explanation of why a reconciliation of this guidance cannot be provided. 12|4Q 2021

APPENDIX Forward-Looking Statements Certain statements in this shareholder letter may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally relate to future events or Offerpad’s future financial or operating performance. For example, statements regarding Offerpad’s financial outlook for first quarter 2022, expectations regarding profitability and anticipated growth in the industry in which Offerpad operates are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “could,” “might,” “plan,” “possible,” “project,” “strive,” “budget,” “forecast,” “expect,” “intend,” “will,” “estimate,” “anticipate,” “believe,” “predict,” “potential” or “continue,” or the negatives of these terms or variations of them or similar terminology. Such forward-looking statements are subject to risks, uncertainties, and other important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Factors that may impact such forward-looking statements include, but are not limited to, Offerpad’s ability to respond to general economic conditions; the health of the U.S. residential real estate industry; Offerpad’s ability to grow market share in its existing markets or any new markets it may enter; the impact of the COVID-19 pandemic; Offerpad’s ability to manage its growth effectively; Offerpad’s ability to accurately value and manage inventory, and to maintain an adequate and desirable supply of inventory; Offerpad’s ability to successfully launch new product and service offerings, and to manage, develop and refine its technology platform; Offerpad’s ability to maintain and enhance its products and brand, and to attract customers; Offerpad’s ability to achieve and maintain profitability in the future; and the success of strategic relationships with third parties. These and other important factors discussed under the caption “Risk Factors” in our Quarterly Report on Form 10-Q for the three months ended September 30, 2021filed with the Securities and Exchange Commission on November 10, 2021, and our other reports filed with the Securities and Exchange Commission could cause actual results to differ materially from those indicated by the forward-looking statements made in this shareholder letter. These forward-looking statements are based upon estimates and assumptions that, while considered reasonable by Offerpadand its management, are inherently uncertain. Nothing in this shareholder letter should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or that any of the contemplated results of such forward-looking statements will be achieved. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. Offerpad undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. 13|4Q 2021

OFFERPAD SOLUTIONS INC. CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited) Three Months Ended Year Ended December31, December31, (in thousands, except per share data) 2021 2020 2021 2020 Revenue $ 867,540 $ 223,230 $ 2,070,446 $ 1,064,257 Cost of revenue 797,248 197,975 1,862,631 976,478 Gross profit 70,292 25,255 207,815 87,779 Operating expenses: Sales, marketing and operating 51,474 17,738 146,872 76,786 General and administrative 12,286 5,277 30,317 17,481 Technology and development 3,197 1,816 10,860 7,270 Total operating expenses 66,957 24,831 188,049 101,537 Income (loss) from operations 3,335 424 19,766 (13,758) Other income (expense): Change in fair value of warrant liabilities 15,649 — 2,464 — Interest expense (6,178) (1,627) (15,848) (10,031) Other income, net — 47 248 834 Total other income (expense) 9,471 (1,580) (13,136) (9,197) Income (loss) before income taxes 12,806 (1,156) 6,630 (22,955) Income tax expense — (163) (170) (163) Net income (loss) $ 12,806 $ (1,319) $ 6,460 $ (23,118) Net income (loss) per share, basic $ 0.05 $ (0.02) $ 0.05 $ (0.40) Net income (loss) per share, diluted $ 0.05 $ (0.02) $ 0.05 $ (0.40) Weighted average common shares outstanding, basic 238,395 57,865 118,571 57,865 Weighted average common shares outstanding, diluted 261,897 57,865 143,220 57,865 14 | 4Q 2021

OFFERPAD SOLUTIONS INC. CONSOLIDATED BALANCE SHEETS (Unaudited) As of December 31, (in thousands, except par value per share) 2021 2020 ASSETS Current assets: Cash and cash equivalents $ 169,817 $ 43,938 Restricted cash 24,616 6,804 Accounts receivable 6,165 2,309 Inventory 1,132,571 171,359 Prepaid expenses and other current assets 9,808 2,880 Total current assets 1,342,977 227,290 Property and equipment, net 5,146 8,231 Other non-current assets 4,959 352 TOTAL ASSETS $ 1,353,082 $ 235,873 LIABILITIES, TEMPORARY EQUITY, AND STOCKHOLDERS’ EQUITY (DEFICIT) Current liabilities: Accounts payable $ 6,399 $ 2,149 Accrued and other current liabilities 35,027 11,181 Secured credit facilities and notes payable, net 861,762 50,143 Secured credit facilities and notes payable—related party 164,434 126,825 Total current liabilities 1,067,622 190,298 Secured credit facilities and notes payable, net of current portion — 4,710 Warrant liabilities 24,061 — Other long-term liabilities 3,830 — Total liabilities 1,095,513 195,008 Commitments and contingencies Temporary equity: Series A convertible preferred stock, zero and 21,011 shares authorized, respectively; zero and 20,907 shares issued and outstanding, respectively; liquidation preference of $0 and $15,099, respectively — 14,921 Series A-1 convertible preferred stock, zero and 10,905 shares authorized, issued and outstanding, respectively; liquidation preference of $0 and $7,500, respectively — 7,470 Series A-2 convertible preferred stock, zero and 8,322 shares authorized, issued and outstanding, respectively; liquidation preference of $0 and $7,500, respectively — 7,463 Series B convertible preferred stock, zero and 58,390 shares authorized, issued and outstanding, respectively; liquidation preference of $0 and $50,000, respectively — 49,845 Series C convertible preferred stock, zero and 56,716 shares authorized, respectively; zero and 39,985 shares issued and outstanding, respectively; liquidation preference of $0 and $105,750, respectively — 104,424 Total temporary equity — 184,123 Stockholders’ equity (deficit): Class A common stock, $0.0001 and $0.00001 par value, respectively; 2,000,000 and 256,694 shares authorized, respectively; 224,154 and 57,865 shares issued and outstanding, respectively 22 — Class B common stock, $0.0001 and zero par value, respectively; 20,000 and zero shares authorized, respectively; 14,816 and zero shares issued and outstanding, respectively 2 — Additional paid in capital 389,601 5,908 Accumulated deficit (132,056) (138,516) Treasury stock — (10,650) Total stockholders’ equity (deficit) 257,569 (143,258) TOTAL LIABILITIES, TEMPORARY EQUITY, AND STOCKHOLDERS’ EQUITY (DEFICIT) $ 1,353,082 $ 235,873

OFFERPAD SOLUTIONS INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited) Year Ended December 31, ($ in thousands) 2021 2020 Cash flows from operating activities: Net income (loss) $ 6,460 $ (23,118) Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities: Depreciation 523 434 Gain on sale of property and equipment (246) — Amortization of debt financing costs 916 262 Impairment of inventory 2,843 3,170 Stock-based compensation 3,079 1,363 Change in fair value of warrant liabilities (2,464) — Changes in operating assets and liabilities: Accounts receivable (3,845) 937 Inventory (949,591) 169,079 Prepaid expenses and other assets (5,288) 115 Accounts payable 4,130 841 Accrued and other liabilities 21,563 1,781 Net cash (used in) provided by operating activities (921,920) 154,864 Cash flows from investing activities: Purchases of property and equipment (13,687) (2,858) Proceeds from sales of property and equipment 2,032 — Net cash used in investing activities (11,655) (2,858) Cash flows from financing activities: Proceeds from Business Combination 284,011 — Issuance cost of common stock (51,249) — Borrowings from credit facilities and notes payable 2,764,071 799,997 Repayments of credit facilities and notes payable (1,912,837) (960,510) Payment of debt financing costs (7,632) (457) Proceeds from exercise of stock options 902 — Proceeds from issuance of Class C preferred stock, net — 29,823 Repurchase of common stock — — Net cash provided by (used in) financing activities 1,077,266 (131,147) Net change in cash, cash equivalents and restricted cash 143,691 20,859 Cash, cash equivalents and restricted cash, beginning of period 50,742 29,883 Cash, cash equivalents and restricted cash, end of period $ 194,433 $ 50,742 Reconciliation of cash, cash equivalents and restricted cash to the consolidated balance sheet: Cash and cash equivalents $ 169,817 $ 43,938 Restricted cash 24,616 6,804 Total cash, cash equivalents and restricted cash $ 194,433 $ 50,742 Supplemental disclosure of cash flow information: Cash payments for interest $ 21,875 $ 14,048 Supplemental disclosure of non-cash investing and financing activities: Transfer of property and equipment, net to inventory $ 14,464 $ — Acquisition of warrant liabilities $ 26,525 $ — Conversion of preferred stock to common stock $ 184,123 $ — Conversion of treasury stock $ 10,650 $ — 16 | 4Q 2021

Non-GAAP Financial Measures In addition to our results of operations above, we report certain financial measures that are not required by, or presented in accordance with, U.S. generally accepted accounting principles (“GAAP”). These measures have limitations as analytical tools when assessing our operating performance and should not be considered in isolation or as a substitute for GAAP measures, including gross profit and net income. We may calculate or present our non-GAAP financial measures differently than other companies who report measures with similar titles and, as a result, the non-GAAP financial measures we report may not be comparable with those of companies in our industry or in other industries. We have not provided a quantitative reconciliation of forecasted Adjusted EBITDA to forecasted net income (loss) within this shareholder letter because we are unable to calculate certain reconciling items without making unreasonable efforts. These items, which include, but are not limited to, stock-based compensation with respect to future grants and forfeitures, could materially affect the computation of forward-looking net income (loss), are inherently uncertain and depend on various factors, some of which are outside of our control. Adjusted Gross Profit, Contribution Profit, and Contribution Profit After Interest (and related margins) To provide investors with additional information regarding our margins, we have included Adjusted Gross Profit, Contribution Profit, and Contribution Profit After Interest (and related margins), which are non-GAAP financial measures. We believe that Adjusted Gross Profit, Contribution Profit, and Contribution Profit After Interest are useful financial measures for investors as they are used by management in evaluating unit level economics and operating performance across our markets. Each of these measures is intended to present the economics related to homes sold during a given period. We do so by including revenue generated from homes sold (and ancillary services) in the period and only the expenses that are directly attributable to such home sales, even if such expenses were recognized in prior periods, and excluding expenses related to homes that remain in inventory as of the end of the period presented. Contribution Profit provides investors a measure to assess Offerpad’s ability to generate returns on homes sold during a reporting period after considering home acquisition costs, renovation and repair costs, and adjusting for holding costs and selling costs. Contribution Profit After Interest further impacts gross profit by including interest costs (including senior and mezzanine secured credit facilities) attributable to homes sold during a reporting period. We believe these measures facilitate meaningful period over period comparisons and illustrate our ability to generate returns on assets sold after considering the costs directly related to the assets sold in a presented period. Adjusted Gross Profit, Contribution Profit and Contribution Profit After Interest (and related margins) are supplemental measures of our operating performance and have limitations as analytical tools. For example, these measures include costs that were recorded in prior periods under GAAP and exclude, in connection with homes held in inventory at the end of the period, costs required to be recorded under GAAP in the same period. Accordingly, these measures should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. We include a reconciliation of these measures to the most directly comparable GAAP financial measure, which is gross profit. 17|4Q 2021

Adjusted Gross Profit / Margin We calculate Adjusted Gross Profit as gross profit under GAAP adjusted for (1) net inventory impairment plus (2) interest expense associated with homes sold in the presented period and recorded in cost of revenue. Net inventory impairment is calculated by adding back the inventory impairment charges recorded during the period on homes that remain in inventory at period end and subtracting the inventory impairment charges recorded in prior periods on homes sold in the current period. We define Adjusted Gross Margin as Adjusted Gross Profit as a percentage of revenue. We view this metric as an important measure of business performance, as it captures gross margin performance isolated to homes sold in a givenperiod and provides comparability across reporting periods. Adjusted Gross Profit helps management assess performance across the key phases of processing a home (acquisitions, renovations, and resale) for a specific resale cohort. Contribution Profit / Margin We calculate Contribution Profit as Adjusted Gross Profit, minus (1) direct selling costs incurred on homes sold during the presented period, minus (2) holding costs incurred in the current period on homes sold during the period recorded in sales, marketing, and operating, minus (3) holding costs incurred in prior periods on homes sold in the current period recorded in sales, marketing, and operating, plus (4) other income which historically is primarily comprised of net income to us from the investment related to our Offerpad Home Loans “OPHL” operations. The composition of our holding costs is described in the footnotes to the reconciliation table below. We define Contribution Margin as Contribution Profit as a percentage of revenue. We view this metric as an important measure of business performance as it captures the unit level performance isolated to homes sold in a givenperiod and provides comparability across reporting periods. Contribution Profit helps management assess inflows and outflow directly associated with a specific resale cohort. Contribution Profit / Margin After Interest We define Contribution Profit After Interest as Contribution Profit, minus (1) interest expense associated with homes sold in the presented period and recorded in cost of revenue, minus (2) interest expense associated with homes sold in the presented period, recorded in costs of sales, and previously excluded from Adjusted Gross Profit, and minus (3) interest expense under our senior and mezzanine secured credit facilities incurred on homes sold during the period. This includes interest expense recorded in prior periods in which the sale occurred. Our senior and mezzanine secured credit facilities are secured by our homes in inventory and drawdowns are made on a per-home basis at the time of purchase and are required to be repaid at the time the homes are sold. We define Contribution Margin After Interest as Contribution Profit After Interest as a percentage of revenue. We view this metric as an important measure of business performance. Contribution Profit After Interest helps management assess Contribution Margin performance, per above, when fully burdened with costs of financing. 18|4Q 2021

The following table presents a reconciliation of our Adjusted Gross Profit, Contribution Profit and Contribution Profit After Interest to our gross profit, which is the most directly comparable GAAP measure, for the periods indicated:

(in thousands, except percentages and homes sold, unaudited)	Three Months Ended December 31, 2021	Three Months Ended December 31, 2020	Year Ended December 31, 2021	Year Ended December 31, 2020
Gross profit (GAAP)	**$ 70,292**	**$ 25,254**	**$ 207,815**	**$ 87,779**
Gross margin	*8.1%*	*11.3%*	*10.0%*	*8.2%*
Homes sold	*2,423*	*849*	*6,373*	*4,281*
Gross profit per home sold	***$ 29.0***	***$ 29.7***	***$ 32.6***	***$ 20.5***
Adjustments:				
Inventory impairment - current period (1)	985	144	1,205	160
Inventory impairment - prior period (2)	(511)	(46)	(160)	(842)
Interest expense capitalized (3)	3,511	396	6,294	2,962
Adjusted gross profit	**$ 74,277**	**$ 25,748**	**$ 215,154**	**$ 90,059**
Adjusted gross margin	*8.6%*	*11.5%*	*10.4%*	*8.5%*
Adjustments:				
Direct selling costs (4)	(19,894)	(5,981)	(48,066)	(30,878)
Holding costs on sales - current period (5)(6)	(1,339)	(434)	(4,262)	(4,419)
Holding costs on sales - prior period (5)(7)	(558)	(158)	(214)	(1,393)
Other income (8)	0	47	248	834
Contribution profit	**$ 52,486**	**$ 19,221**	**$ 162,860**	**$ 54,203**
Contribution margin	*6.0%*	*8.6%*	*7.9%*	*5.1%*
Homes sold	*2,423*	*849*	*6,373*	*4,281*
Contribution profit per home sold	**$ 21.7**	**$ 22.6**	**$ 25.6**	**$ 12.7**
Adjustments:				
Interest expense capitalized (3)	(3,511)	(396)	(6,294)	(2,962)
Interest expense on homes sold - current period (9)	(2,575)	(916)	(10,228)	(8,500)
Interest expense on homes sold - prior period (10)	(1,749)	(336)	(468)	(4,169)
Contribution profit after interest	**$ 44,651**	**$ 17,574**	**$ 145,870**	**$ 38,572**
Contribution margin after interest	*5.1%*	*7.9%*	*7.0%*	*3.6%*
Homes sold	*2,423*	*849*	*6,373*	*4,281*
Contribution profit after interest per home sold	**$ 18.4**	**$ 20.7**	**$ 22.9**	**$ 9.0**

(1) Inventory impairment – current period is the inventory valuation adjustments recorded during the period presented associated with homes that remain in inventory at period end.

(2) Inventory impairment – prior period is the inventory valuation adjustments recorded in prior periods associated with homes that sold in the period presented.

(3) Interest expense capitalized represents all interest related costs, including senior and mezzanine secured credit facilities, incurred on homes sold in the period presented that were capitalized and expensed in cost of sales at the time of sale.

(4) Direct selling costs represents selling costs incurred related to homes sold in the period presented. This primarily includes broker commissions and title and escrow closing fees.

(5) Holding costs primarily include property taxes, insurance, utilities, homeowners association dues, cleaning and maintenance costs.

(6) Represents holding costs incurred on homes sold in the period presented and expensed to Sales, marketing, and operating on the Consolidated Statements of Operations.

(7) Represents holding costs incurred in prior periods on homes sold in the period presented and expensed to Sales, marketing, and operating on the Consolidated Statements of Operations.

(8) Other income in 2021 was earned from the sale of certain fixed assets. In 2020, other income primarily consists of net income to Offerpad from our historical investment in OPHL.

(9) Represents both senior and mezzanine interest expense incurred on homes sold in the period presented and expensed to Interest expense on the Consolidated Statements of Operations.

(10) Represents both senior and mezzanine secured credit facilities interest expense incurred in prior periods on homes sold in the period presented and expensed to Interest expense on the Consolidated Statements of Operations.

19 | 4Q 2021

Adjusted Net (Loss) Income and Adjusted EBITDA We also present Adjusted Net Income (Loss) and Adjusted EBITDA, which are non-GAAP financial measures, which our management team uses to assess our underlying financial performance. We believe these measures provide insight into period over period performance, adjusted for non- recurring or non-cash items. We calculate Adjusted Net Income (Loss) as GAAP net income (loss) adjusted for the change in fair value of warrant liabilities. We define Adjusted Net Income (Loss) Margin as Adjusted Net Income (Loss) as a percentage of revenue. We calculate Adjusted EBITDA as Adjusted Net Income (Loss) adjusted for interest expense, amortization of capitalized interest, taxes, depreciation and amortization and stock-based compensation expense. We define Adjusted EBITDA Margin as Adjusted EBITDA as a percentage of revenue. Adjusted Net Income (Loss) and Adjusted EBITDA are supplemental to our operating performance measures calculated in accordance with GAAP and have important limitations. For example, Adjusted Net Income (Loss) and Adjusted EBITDA exclude the impact of certain costs required to be recorded under GAAP and could differ substantially from similarly titled measures presented by other companies in our industry or companies in other industries. Accordingly, these measures should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. The following table presents a reconciliation of our Adjusted Net Income (Loss) and Adjusted EBITDA to our GAAP net income (loss), which is the most directly comparable GAAP measure, for the periods indicated: Three Months Ended Year Ended December 31, December 31, (in thousands, except percentages, unaudited) 2021 2020 2021 2020 Net income (loss) (GAAP) $ 12,806 $ (1,319) $ 6,460 $ (23,118) Change in fair value of warrant liability (15,649) — (2,464) —Adjusted net (loss) income $ (2,843) $ (1,319) $ 3,996 $ (23,118) Adjusted net income margin (0.3%) (0.6%) 0.2% (2.2%) Adjustments: Interest expense 6,178 1,627 15,848 10,031 Amortization of capitalized interest (1) 3,511 396 6,294 2,962 Income tax expense — 163 170 163 Depreciation and amortization 90 126 523 434 Amortization of share based compensation 763 488 3,079 1,363 Adjusted EBITDA 7,699 1,482 29,910 (8,165) Adjusted EBITDA margin 0.9% 0.7% 1.4% (0.8%) (1) Amortization of capitalized interest represents all interest related costs, including senior and mezzanine secured credit facilities, incurred on homes sold in the period presented that were capitalized and expensed in cost of sales at the time of sale. 20 | 4Q 2021

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